UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                             Rotech Healthcare Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    778669101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)**

          [x]  Rule 13d-1(c)***

          [_]  Rule 13d-1(d)

* This Amendment No. 2 is being filed to correct an error on the signature page

** This Schedule 13G is being filed pursuant to Rule 13d-1(b) by Contrarian Capital Management, L.L.C.

*** This Schedule 13G is being filed pursuant to Rule 13d-1(c) by Contrarian Equity Fund, L.P., Contrarian Capital Fund I, L.P. and Contrarian Select Equity, L.P.

CUSIP No. 778669101
          ---------

1.   NAME OF REPORTING PERSONS

      Contrarian Capital Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     399,639

6.   SHARED VOTING POWER

     3,893,179

7.   SOLE DISPOSITIVE POWER

     399,639

8.   SHARED DISPOSITIVE POWER

     3,893,179

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,292,818

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     16.83%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA

CUSIP No. 778669101
          ---------

1.   NAME OF REPORTING PERSONS

     Contrarian Equity Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,186,518

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,186,518

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,186,518

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.65%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No. 778669101
          ---------

1.   NAME OF REPORTING PERSONS

     Contrarian Capital Fund I, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,682,734

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,682,734

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,682,734

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.60%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No. 778669101
          ---------

1.   NAME OF REPORTING PERSONS

     Contrarian Select Equity, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,023,927

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,023,927

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,023,927

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.01%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No. 778669101
          ---------

Item 1(a).  Name of Issuer:

            Rotech Healthcare Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            2600 Technology Drive
            Suite 300
            Orlando, Florida 32804
            --------------------------------------------------------------------

Item 2(a).  Name, Principal Business Address, and Citizenship of Persons Filing:

            Contrarian Capital Management, L.L.C.
            411 West Putnam Avenue, Suite 225
            Greenwich, CT 06830

            Contrarian Equity Fund, L.P.
            c/o Contrarian Capital Management, L.L.C.
            411 West Putnam Avenue, Suite 225
            Greenwich, CT 06830

            Contrarian Capital Fund I, L.P.
            c/o Contrarian Capital Management, L.L.C.
            411 West Putnam Avenue, Suite 225
            Greenwich, CT 06830

            Contrarian Select Equity, L.P.
            c/o Contrarian Capital Management, L.L.C.
            411 West Putnam Avenue, Suite 225
            Greenwich, CT 06830
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, par value $0.0001 per share
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            778669101
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Contrarian Capital Management, L.L.C.: 4,292,818 shares
          Contrarian Equity Fund, L.P.: 1,186,518 shares
          Contrarian Capital Fund I, L.P.: 1,682,734 shares
          Contrarian Select Equity, L.P.: 1,023,927 shares
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Contrarian Capital Management, L.L.C.: 16.83%
          Contrarian Equity Fund, L.P.: 4.65%
          Contrarian Capital Fund I, L.P.: 6.60%
          Contrarian Select Equity, L.P.: 4.01%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which Contrarian Capital Management, L.L.C has:

          (i)  Sole power to vote or to direct the vote:            399,639
                                                               ----------------,

          (ii) Shared power to vote or to direct the vote:        3,893,179
                                                               ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of:                                      399,639
                                                               ----------------,

          (iv) Shared power to dispose or to direct the
               disposition of:                                    3,893,179
                                                               ----------------.

     Number of shares as to which Contrarian Equity Fund, L.P. has:

          (i)  Sole power to vote or to direct the vote:                  0
                                                               ----------------,

          (ii) Shared power to vote or to direct the vote:        1,186,518
                                                               ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of:                                            0
                                                               ----------------,

          (iv) Shared power to dispose or to direct the
               disposition of:                                    1,186,518
                                                               ----------------.

     Number of shares as to which Contrarian Capital Fund I, L.P. has:

          (i)  Sole power to vote or to direct the vote:                  0
                                                               ----------------,

          (ii) Shared power to vote or to direct the vote:        1,682,734
                                                               ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of:                                            0
                                                               ----------------,

          (iv) Shared power to dispose or to direct the
               disposition of:                                    1,682,734
                                                               ----------------.

     Number of shares as to which Contrarian Select Equity, L.P. has:

          (i)  Sole power to vote or to direct the vote:                  0
                                                               ----------------,

          (ii) Shared power to vote or to direct the vote:        1,023,927
                                                               ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of:                                            0
                                                               ----------------,

          (iv) Shared power to dispose or to direct the
               disposition of:                                    1,023,927
                                                               ----------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

          N/A
          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A
          ----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certification.

     By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


CONTRARIAN CAPITAL MANAGEMENT, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member


CONTRARIAN EQUITY FUND, L.P
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member


CONTRARIAN CAPITAL FUND I, L.P
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member


CONTRARIAN SELECT EQUITY, L.P
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member

February 17, 2009

                                                                       Exhibit A

                                    AGREEMENT

     The undersigned agree that this Schedule 13G dated February 17, 2009, relating to the Common Stock, $0.0001 par value, of Rotech Healthcare Inc. shall be filed on behalf of the undersigned.


CONTRARIAN CAPITAL MANAGEMENT, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member


CONTRARIAN EQUITY FUND, L.P
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member


CONTRARIAN CAPITAL FUND I, L.P
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member


CONTRARIAN SELECT EQUITY, L.P
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member

SK 01385 0001 965876